Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS INTRODUCES 2008 FINANCIAL GUIDANCE,
UPDATES 2007 GUIDANCE

Acquires European Distributor and Begins U.S. Advertising Campaign

Conference Call Begins at 4:30 p.m. Eastern Time Today

MOUNTAIN VIEW, Calif. (January 8, 2008) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today updated financial guidance for the fourth quarter of 2007 and introduced financial guidance for 2008, which includes Conceptus SAS, the Company’s recently acquired subsidiary in Europe.

2007 Financial Guidance

Conceptus now expects net sales for the fourth quarter of 2007 to be in the range of $18.5 million to $18.6 million.  This compares with previous net sales guidance of $17.5 million to $18.5 million, which was provided on October 25, 2007.  The Company now expects net sales for the full year of 2007 to be in the range of $64.4 million to $64.5 million, compared with previous net sales guidance for the year of $63.4 million to $64.4 million.

The net loss for the fourth quarter of 2007 including stock-based compensation expense is now expected to be in the range of $2.3 million to $2.8 million, or $0.08 to $0.10 per share on an estimated 29.6 million weighted average shares outstanding.  This compares with previous net loss guidance including stock-based compensation expense of $0.2 million to $1.2 million.  The Company expects the net loss for the full year of 2007 to be in the range of $11.1 million to $11.6 million, or $0.38 to $0.40 per share on an estimated 29.5 million weighted average shares outstanding.  This compares with previous net loss guidance for the year of $9.1 million to $10.1 million.

“We believe that our in-office business in certain regions is well positioned to benefit from broader direct-to-consumer advertising, and we are therefore planning to spend approximately $9.0 million to $10.0 million to capitalize on our growing momentum for the Essure procedure.  This spending began in the fourth quarter of 2007 and will continue through the first half of 2008,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “This advertising campaign is a major development for Conceptus and we are very excited to be in a position to more broadly make women aware of the tremendous benefits of our procedure over the existing standard of care.”

Conceptus SAS Acquisition

On January 7, 2008 Conceptus completed the acquisition of Conceptus SAS with the payment of $22.3 million in cash.  There is expected to be an additional payment made within the next 45 days of approximately $1.6 million based on delivery of audited financial statements for 2007.  The Company intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission which will include required financial information for this entity.  The financial guidance for 2008 provided below includes the effect of this acquisition.

2008 Financial Guidance

Conceptus introduced financial guidance for 2008, as follows:

•                  Net sales for 2008 are expected to be $102.0 million to $105.0 million, up 58% to 63%, compared with 2007 estimated net sales of $64.4 million to $64.5 million.

•                  Gross margin for 2008 is expected to be approximately 80%, compared with 2007 expected gross margin of approximately 74%.  The Company anticipates that gross margin will increase in the first quarter of 2008 compared with the fourth quarter of 2007 due to sales of the Company’s lower-cost third generation product launched during the fourth quarter of 2007, and will continue to increase throughout the year due to the acquisition of Conceptus SAS and lower per-unit costs on higher production volumes.

•                  Operating expenses for 2008 are anticipated to be approximately $80 million, including stock-based compensation expense, the direct-to-consumer advertising campaign and the operating expenses of Conceptus SAS.  This compares with expected operating expenses of approximately $62 million for 2007.  Conceptus expects to incur approximately $7.0 million in incremental expenses associated with the international business including Conceptus SAS, and an incremental $8.0 million in U.S. patient-awareness advertising campaigns, and continued hiring of U.S. field sales personnel to further the penetration and transition of the Essure procedure into the office site-of-service.

•                  Net income for 2008 is expected to be $3.0 million to $5.5 million, compared with a net loss of $11.1 million to $11.6 million for 2007.  Based on expected weighted average shares outstanding of 31.8 million, 2008 net income is expected to be $0.08 to $0.17 per diluted share.  The weighted average share calculation includes all dilutive shares, calculated using the treasury stock method, which previously have not been included in net loss per share calculations because they were anti-dilutive.  Conceptus expects to record a tax provision of approximately 12% for the full year 2008 despite its large accumulated net operating loss as a result of federal and state alternative minimum tax.

•                  Conceptus anticipates first quarter 2008 net sales to be in the range of $21.0 million to $22.0 million.  Gross margin for the first quarter of 2008 is anticipated to be 77% to 78%.  The Company expects operating expenses of approximately $22.0 million for the quarter, which would result in a net loss of $4.4 million to $5.3 million, or $0.15 to $0.18 per share on weighted average shares outstanding of 29.6 million.  This projected operating expense level includes approximately $5.0 million for the direct-to-consumer advertising campaign and approximately $1.5 million in international expenses associated with operating Conceptus SAS .

“The focus for our core domestic business will continue to be on net sales growth through two primary strategies.  First, we will continue to increase the number of U.S. field personnel in order to expand the number of physicians performing the Essure procedure in an office setting.  Second, as discussed we will invest significantly in an advertising campaign aimed at making patients aware of our safer, more convenient and highly effective alternative to the current standard of care.

“We are very proud to be in a position to deliver our first full year of profitability in 2008 and expect to exit the year with net profit margins in excess of 15%.  The combination of sales growth, expanding margins and the acquisition of our European distributor will enable us to reach our goal of profitability.  It will also provide us with the critical mass to invest in consumer-awareness campaigns to drive our penetration and net sales, while providing our shareholders with strong top-line growth and profitability,” concluded Mr. Sieczkarek.

These statements are effective only as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss the content of this news release and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S. or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern Time January 8, 2008 through 11:59 p.m. Eastern Time on January 10, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 29918678.

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a permanent birth control procedure that replaces tubal ligation for women.  In the comfort of a physician’s office and in about 10 minutes, the soft micro-inserts are placed into the Fallopian tubes through the cervix with no incisions.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes.

The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, that the tubes are blocked and that the woman can discontinue temporary birth control.  The Essure procedure is 99.80% effective and is the first and only FDA approved female sterilization procedure to have zero pregnancies in clinical trials.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding guidance for the fourth quarter of 2007 and 2008 (including growth in net sales and gross margins, the impact of the acquisition of Conceptus SAS and profitability of 2008), costs and impact of the advertising campaign, continued hiring of U.S. field sales personnel and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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